Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-91198) pertaining to the Flowers Industries, Inc. 401(k) Retirement Savings Plan filed April 13, 1995, and in the Registration Statements on Form S-8 and Form S-3 (No. 33-34855) for the Flowers Industries, Inc. 1982 Incentive Stock Option Plan and the Flowers Industries, Inc. 1989 Executive Stock Incentive Plan dated May 18, 1990, of our report dated May 23,1996, with respect to the financial statements of Mrs. Smith's, Inc. for the year ended April 30, 1996, included in Flowers Industries Inc.'s Current Report on Form 8-K dated August 14, 1996, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP


Philadelphia, Pennsylvania
August 9, 1996